EXHIBIT 10.2

THE CHEESECAKE FACTORY INCORPORATED

ANNUAL MANAGEMENT PERFORMANCE INCENTIVE PLAN

I.                   STATEMENT OF PURPOSE

The purposes of this discretionary annual bonus Plan are to:

a)             challenge selected employees who are not Covered Employees (“Eligible Participants”) to make decisions and to take actions to advance the Company to meet its goals;

b)             retain and motivate Eligible Participants;

c)              focus management’s attention on setting and achieving clearly defined and attainable corporate and business unit performance objectives; and

d)             provide incentive compensation that is based on performance.

II.              DEFINITIONS

The following terms, when used herein, shall have the meanings indicated in this Section unless different meanings are clearly required by the context of the Plan.

2.1                            Award: “Award” means any discretionary bonus, award, or other compensation granted to a Participant under the terms of this Plan.

2.2                            Base Salary: “Base Salary” means the aggregate annualized base salary of a Participant received (or to be received) from the Company and all of its subsidiaries with respect to a Fiscal Year exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, other bonuses or incentive awards by the Company and calculated prior to any reductions for salary deferrals pursuant to any deferred compensation plan or contributions qualifying under Section 401(k) of the Code.

2.3                            Board: “Board” means the Board of Directors of the Company.

2.4                            Code: “Code” means the Internal Revenue Code of 1986, as amended.

2.5                            Committee: “Committee” means a committee of one or more Board members selected by the Board or by the Board’s Compensation Committee.  If no such committee is affirmatively selected then the Board’s Compensation Committee shall serve as the Committee.  To the extent permitted under the Company’s corporate governance policies and charters, the Committee may delegate limited administrative authority under this Plan to authorized Company officers.

2.6                            Company: “Company” means The Cheesecake Factory Incorporated, a Delaware corporation, and any related or successor organization that adopts this Plan.

2.7                            Covered Employee: “Covered Employee” means an individual whose compensation is subject to the limitations based on the dollar amount set forth in Code Section 162(m)(l).

2.8                            Disability: “Disability” means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.9                            Effective Date: “Effective Date” means December 31, 2010

2.10                     Employee: “Employee” means a common law employee of the Company or of any subsidiary or affiliate of the Company.

2.11                     Fiscal Year: “Fiscal Year” means the annual fiscal accounting period adopted by the Company for tax purposes.

2.12                     Participant: “Participant” means any Employee who has been selected by the Committee to become a Participant in the Plan under Section III hereof.

2.13                     Performance Achievement Bonus: “Performance Achievement Bonus” means, subject to the terms and conditions set forth in the Plan, a discretionary bonus amount that is equal to a stated percentage of a Participant’s Base Salary (or equal to some other amount determined by the Committee) which may be awarded as an Award to a Participant as a result of achievement of the Performance Incentive Target(s) established for the Participant by the Committee as set forth in Section 4.1.

2.14                     Performance Incentive Target: “Performance Incentive Target” means one or more objective performance targets established for a Participant for a Fiscal Year which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or the Company or any Company parent, subsidiary, affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.  Any Performance Incentive Target applicable to Awards may include without limitation one or more of the following target objectives:  (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company’s shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and/or (xxv) revenues.

2.15                     Plan: “Plan” means The Cheesecake Factory Incorporated Annual Management Performance Incentive Plan, as described herein, and all subsequent amendments thereto.

2.16                     Regulations: “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended, and other formal guidance issued by the Internal Revenue Service.

2.17                     Separation from Service: “Separation from Service” means a “separation from service” as defined under Code Section 409A and the Regulations.

III.         PARTICIPATION

3.1                            Eligibility: Each Fiscal Year, the Committee, in its sole discretion but subject to the next sentence herein, shall affirmatively designate those Employees who shall be eligible to receive an Award under the Plan for that Fiscal Year, which designation may be made by reference to the Employees position within the Company.  Eligible Participants may not include Employees of the Company (or Company subsidiary) who are Covered Employees with respect to such Fiscal Year.

3.2                            Participation: Each eligible Employee shall become a Participant in the Plan as of the date designated by the Committee in its discretion.

IV.          INCENTIVE AWARDS

4.1                            Performance Achievement Bonus: The Committee shall establish the specific Performance Incentive Target for a Participant for a Fiscal Year which must be achieved in order to earn a Performance Achievement Bonus (or designated portion thereof) and any applicable formula for computing the Performance Achievement Bonus (or designated portion thereof) if such Performance Incentive Target is achieved.  All Performance Achievement Bonus amounts shall be determined by the Committee.  Notwithstanding achievement or failure to achieve the Performance Incentive Targets, the Committee shall at all times have reserved for itself the discretionary ability to adjust (or eliminate) at any time and for any reason the amount of a Performance Achievement Bonus for any or all Participants unless the Committee has expressly relinquished such rights in writing.

4.2                            Committee Certification: The Committee shall determine whether the Performance Incentive Target is achieved, and, if so, the Committee shall certify prior to the payment of any Performance Achievement Bonus (or designated portion thereof) for such Fiscal Year, the degree to which a Performance Achievement Bonus will be paid with respect to each Participant.

4.3                            Modification of Performance Incentive Target and Formula: After the Committee has established and approved the Performance Incentive Target(s) which must be achieved in order for the Performance Achievement Bonus (or designated portion thereof) to be earned and the formula for computing the Performance Achievement Bonus (or designated portion thereof), with respect to a Fiscal Year, the Committee may nevertheless at any time modify such Performance Incentive Target(s) or formula for computing the Performance Achievement Bonus with respect to such Fiscal Year in its sole discretion, including, without limitation, for the reasons provided in Section 5.4 below.

4.4                            Form and Timing of Bonus: Each Performance Achievement Bonus shall be payable to the Participant in cash and such payment date shall occur following the end of the applicable Fiscal Year, as soon as administratively feasible.  Payment of any Participant’s Performance Achievement Bonus is conditioned upon such Participant remaining an Employee in good standing through the date of payment.

V.               ADMINISTRATION

5.1                            Administration by the Committee: The Plan shall be administered by the Committee.  The Committee has the authority to interpret the Plan, the terms of any document relating to any Award and may adopt such rules and regulations for carrying out the terms and purposes of the Plan and may take such other actions in the administration of the Plan as it deems advisable.  The interpretation and construction by the Committee of any provision of the Plan, any document evidencing an Award, and any rule or regulation or decision or determination adopted by the Committee shall be final and binding on all persons and shall be afforded the maximum deference provided by applicable law.  The Committee may, as a condition of an Award, require that a Participant execute and deliver to the Company applicable documents or agreements evidencing such Award.  To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation employees and officers) who are delegated by the Board or Committee to perform administrative functions in connection with this Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes  to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

5.2                            Pro-Rata Awards: The Committee shall have the authority to grant a Performance Achievement Bonus that is proportionately or otherwise adjusted based on and consistent with the Performance Incentive Targets to take into account the period of actual service of a Participant that became eligible to join the Plan after the beginning of the Fiscal Year.

5.3                            Unforeseen Circumstances or Change in Control: In the event of a Participant’s Separation from Service by reason of death, Disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a change in control of the Company, or for any other reason, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company.

5.4                            Adjustments: The Committee may adjust the evaluation of performance under a Performance Incentive Target(s) to remove the effects of certain events including without limitation the following:

i)                                            asset write-downs or discontinued operations,

ii)                                         litigation or claim judgments or settlements,

iii)                                      material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

iv)                                     reorganizations or restructuring programs or divestitures or acquisitions, and/or

v)                                        extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

5.5                                Amendment or Termination of Plan: The Plan may be amended or terminated in whole or in part by the Board in its sole discretion, and any such action may include reducing or eliminating any future payments under this Plan notwithstanding any prior achievement of Performance Incentive Targets.

VI.          MISCELLANEOUS

6.1                            Assignability: No Participant shall have the right to pledge, assign or otherwise dispose of any unpaid portion of any Award.

6.2                            Expenses: Except as otherwise provided under the provisions of the Plan, all costs and expenses in connection with the administration of the Plan shall be paid by the Company.

6.3                            Gender: The masculine pronoun wherever used includes the feminine pronoun.

6.4                            Governing Laws: The Plan shall be construed, administered and enforced according to the laws of the United States and the laws of the State of Delaware to the extent the latter are not preempted by the former.

6.5                            No Guarantee of Employment: Nothing in this Plan shall be construed as giving any Employee an agreement or understanding, express or implied, that the Company or any subsidiary shall continue to employ any individual, whether or not a Participant in the Plan.

6.6                            No Right to Award: Unless otherwise expressly set forth in any employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award hereunder until such Award has been paid to such Participant and participation in the Plan in one Fiscal Year does not connote any right to become a Participant in the Plan in any future Fiscal Year.

6.7                            Payment of Taxes: The Company shall have the right to withhold from any payment to a Participant under this Plan, in cash, all federal, state, city or other taxes as shall be required pursuant to any statute or governmental regulations or ruling.  In connection with such withholding, the Company may make any arrangement consistent with this Plan, as it may deem appropriate.  The Company and its Employees (or members of the Board or Committee) shall not be liable to a Participant or other persons as to any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

6.8                            Section Headings: The headings of this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

6.9                            Severability: In the event any provision of this Plan shall be considered illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted therein.

6.10                     Term of Plan: This Plan shall remain in effect from the Effective Date until terminated or amended by the Board.

6.11                     Code Section 409A: Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are not intended to be nonqualified deferred compensation and therefore are intended to be exempt from the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.  However, notwithstanding such intention, if upon a Participant’s Separation from Service, such Participant is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation from Service under this Plan until the earlier of (i) the first business day of the seventh month following Participant’s Separation from Service, or (ii) ten (10) days after the Company receives written confirmation of Participant’s death.  Any such delayed payments shall be made without interest.

6.12                     Non-Exclusive: The adoption of this Plan by the Board (i) does not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board of or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

6.13                     Clawback Policy: The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular Award.  In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

VII.                          EXECUTION OF PLAN

IN WITNESS WHEREOF, the Company has hereunder caused its name to be signed by its duly authorized officers this ____ day of September, 2010.

THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation

By:

David Overton Chairman of the Board, Chief Executive Officer and President